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                                  EXHIBIT 10.55

                                       TO

                                 GARGOYLES, INC.

                                    FORM S-1

"[*]" = confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.


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                                LICENSE AGREEMENT

         THIS LICENSE AGREEMENT dated as of May 17, 1996, is among THE TIMBERLAND COMPANY, having its principal offices at 200 Domain Drive, Stratham, New Hampshire 03845 ("Timberland") and GARGOYLES, INC., a Washington corporation, having its principal offices at 5866 S. 194th Street, Kent, Washington 98032 ("Gargoyles") and THE D.W. LAUER COMPANY, a California corporation, having its principal place of business at 120 Emerald Drive, Danville, California 94526 ("DLC") References to Licensee in this Agreement means each of Gargoyles and DLC, jointly and severally.

         WHEREAS, Timberland owns the TIMBERLAND name, the TIMBERLAND TREE DESIGN logo and certain related trademarks, signs and symbols (collectively, the "Timberland Trademarks") for use on and in connection with footwear, apparel and accessories and certain other applications;

         WHEREAS, Timberland engages in the business of designing, manufacturing, sourcing, marketing, distributing and selling worldwide footwear, apparel and accessories bearing the Timberland Trademarks;

         WHEREAS, the Timberland Trademarks have acquired substantial goodwill, reputation, fame and distinctiveness throughout the world as a result of the exclusive and widespread use thereof by Timberland;

         WHEREAS, Licensee desires to engage in the research, design, development, manufacture, sourcing, marketing, advertising, promotion, merchandising, shipment, distribution, sale and servicing of eyewear and certain related accessories bearing one or more of the Timberland Trademarks; and

         WHEREAS, Timberland desires to grant, and Licensee desires to obtain, a license to use the Timberland Trademarks on and in connection with such eyewear and related accessories;

         WHEREAS, Timberland, Licensee and other stockholders of Licensee are on the date hereof entering into (i) a Stock Purchase Agreement (the "Stock Purchase Agreement") pursuant to which Licensee is issuing to Timberland DLC common stock representing 10% of the total shares of common stock and (ii) an Investor Rights Agreement (the "Investor Rights Agreement");


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         NOW THEREFORE, in consideration of the above premises and the mutual covenants and undertakings of the parties hereunder, Timberland and Licensee agree as follows:

GENERAL

         1.       TERM

                  1.1      INITIAL TERM

         The initial term of this Agreement and the License (as defined below in Section 2.7) shall commence upon the date of this Agreement and shall expire on December 31, 2000, or on such earlier date as either party may terminate this Agreement in accordance with its terms (the "Initial Term").

                  1.2      RENEWAL TERM

         Licensee shall have, on January 1, 2001, an option to renew this Agreement and the License for an additional four (4) year term (the "First Renewal Term"), provided that: (a) the Initial Term has not been terminated before December 31, 2000; (b) Licensee has met all royalty payment requirements established pursuant to Sections 16 and 17 below; (c) during both the period on and before the notice date and the period between the notice date for exercising such option (as described below) and the date of such renewal, Licensee shall not be in default under this Agreement; and (d) Net Sales (as defined in Section
2.11 hereof) for the year ending December 31, 2000 for Sunglass Products and for the most recently ended Product Year for Ophthalmic Products shall not be less than the amounts provided in Section 18.

         Such renewal option for the First Renewal Term shall be contingently exercisable by Licensee by delivering written notice of exercise to Timberland at least one hundred and twenty (120) days before the expiration of the Initial Term. Such option shall be contingent upon the requirements set forth in clauses
(a), (c) and (d) above having been met at such renewal date and the requirements in clause (b) and the reporting of Net Sales under clause (d) above having been met at such renewal date or at least thirty (30) days after such renewal date, in accordance with the respective due dates established for such payments and for the provision of an Accounting under Section 16. If Licensee fails to meet any of the requirements set forth in clauses (a) through (d) above, Timberland shall have the right at any time thereafter to revoke such contingent option and/or to terminate this Agreement. Notwithstanding the foregoing, however, the option to renew for the First Renewal Term shall be deemed to be automatically exercised if Timberland shall have exercised its put rights in accordance with
Section 5 of the Investor Rights Agreement.

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         In addition, if during the First Renewal Term Timberland exercises its put rights in accordance with section __ of the Stock Purchase Agreement, this Agreement shall be deemed to have been renewed for an additional four (4) year term (the "Second Renewal Term"; with the First Renewal Term, each a "Renewal Term"). The Initial Term and any Renewal Term are herein collectively referred to as the "Term".

         2. DEFINITIONS

         2.1 "Affiliate" shall have the meaning set forth in Regulation 12B under the Securities Exchange Act of 1934, as amended.

         2.2 "Confidential Information" shall mean any and all information proprietary to one of the parties hereto, whether or not reduced to writing or other tangible medium of expression, and whether or not patented, patentable, capable of trade secret protection or protected as an unpublished or published work under the United States Copyright Act of 1976, as amended. Confidential Information includes, but is not limited to, information relating to intellectual property and to business plans, financial matters, products, services, manufacturing processes and methods, costs, sources of supply, strategic marketing plans, customer lists, sales, profits, pricing methods, personnel and business relationships. Confidential Information shall not include any information that: (i) was already known to the receiving party prior to its relationship with the disclosing party, as established by written records; (ii) becomes generally available to the public other than as a result of the receiving party's breach of this Agreement; (iii) is furnished to the receiving party by a third party who is lawfully in possession of, and who lawfully conveys, such information; or (iv) is subsequently developed by the receiving party independently of the information received from the disclosing party, as established by the receiving party's written records. For purposes of this definition, the phrase "receiving party" shall be deemed to include each Affiliate of the receiving party.

         2.3 "Distributor" shall mean any distributor, or any sales representative with which either DLC or Gargoyles has a contractual relationship for the wholesale distribution of products.

         2.4 "Intellectual Property" shall mean information relating to research and development, inventions, discoveries, improvements, methods and processes, know-how, algorithms, compositions, works, concepts, designs, ideas, prototypes, writings, notes and patent applications.

         2.5 "Introduction" shall mean, with respect to any Licensed Product, both: (i) exhibition of such Licensed Product at a press conference, trade show or similar

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event; and (ii) accepting orders for sale and actually shipping to customers commercially reasonable quantities of such Licensed Product.

         2.6 "Licensed Products" shall mean all Sunglass Products and Ophthalmic Products.

         2.7 "Licensed Trademarks" shall mean the Timberland Trademarks as set forth in Exhibit 2.7.

         2.8 "License" shall have the meaning provided in Section 8.

         2.9 "Manufacturer" means a manufacturing entity which has been approved in writing by Timberland as a manufacturer of some or all Licensed Products and which has entered into a confidentiality and non-competition agreement [in the form attached hereto as Exhibit 2.9].

         2.10 "Net Sales" shall mean the aggregate for all Licensed Products sold of Licensee's standard published price for each Licensed Product for retailers in each respective territory or country multiplied by the number of such Licensed Product sold in each such territory or country, less (i) quantity discounts actually granted to the extent customarily granted to Licensee's customers based on volume and (ii) customer returns actually credited.

         No deductions in Net Sales shall be made for: (A) cash or other discounts (except as stated above); (B) commissions; (C) uncollectible accounts;
(D) taxes, fees, assessments, impositions, payments or expenses of any kind which may be incurred or paid by Licensee in connection with the royalty payments due to Timberland hereunder or in connection with the transfer of funds or royalties or with the conversion of any currency into United States dollars; or (E) any costs incurred in the research, design, development, manufacture, sourcing, offering for sale, sale, advertising, promotion, shipment, distribution or exploitation of the Licensed Products.

         In the event any Licensed Products shall be sold to any Affiliate of Licensee, then the price thereof for purposes of calculating Net Sales shall be deemed to be the then current price at which Licensee in the ordinary course sells such products to unrelated third parties.

         In the event any Licensed Products (other than Licensed Products provided to Timberland pursuant to Sections 16.4, 24 or 25 hereof) are booked as sales, shipped, distributed or billed by Licensee (or any Affiliate of Licensee) and: (i) are not billed (such as introductory offers, samples, promotions and the like), to the extent that the

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aggregate standard published price to retailers for such Licensed Products exceeds [*]% of Licensee's Net Sales in the first Product Year or [*]% of Licensee's Net Sales in each Product Year thereafter; or (ii) are billed at a price which is less than the usual price for such Licensed Products in the course of Licensee's (or such Affiliate's) normal distribution, shipment and sales activities to unrelated third parties, then the price used for purposes of the calculation of Net Sales shall be deemed to be such usual price for such Licensed Products.

         2.11 "Ophthalmic Products" shall mean ophthalmic frames (not to include goggles) and related accessories such as cases for such frames, neck cords and other accessories reasonably incidental to and consistent with the use of such eyewear, and not otherwise included in Sunglass Products, in each instance which bear one or more of the Licensed Trademarks.

         2.12 "Person" shall mean any natural person, corporation, partnership, firm or other entity.

         2.13 "Product Year" shall mean (a) with respect to Sunglass Products, the 1997 calendar year and each full calendar year thereafter and (b) with respect to Ophthalmic Products, the twelve (12) month period beginning on the first day of the fiscal quarter during which occurs the Introduction of ophthalmic frames, and each twelve (12) month period thereafter.

         2.14 "Sunglass Products" shall mean sunglasses (not to include goggles) and related accessories such as cases for such eyewear, neck cords and other accessories reasonably incidental to and consistent with the use of such eyewear, in each case which bear one or more of the Licensed Trademarks.

         2.15 "Timberland Competitor" shall mean any Person that is listed in
Exhibit 2.15 hereto. Timberland may, with Licensee's consent, amend Exhibit 2.15 from time to time.

         2.16 "Timberland Distributor" shall mean any Distributor with which Timberland has a contractual relationship for the wholesale distribution of Timberland products, other than Licensed Products.

         2.17 "Territory" shall mean all countries and territories in the world except for countries listed in Exhibit 2.17 hereto.

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         2.18 "Trademark" shall mean any trademark, trade name, trade dress, service mark, logo or other similar identifying mark.

DEVELOPMENT

         3. RESEARCH, DESIGN AND DEVELOPMENT

         Timberland shall permit Licensee to develop the Licensed Products according to Licensee's specifications for application in certain Licensed Products, as designed by Licensee, subject to approval of Timberland. Timberland shall, throughout the Term, make available to Licensee Timberland Confidential Information which is necessary, in Timberland's sole opinion, to develop and manufacture the Licensed Products. Notwithstanding the foregoing, in no event shall new developments or improvements to Licensed Products be introduced in other products produced by Gargoyles. None of the foregoing shall limit, override or otherwise affect Licensee's non-compete obligations under Section 35 hereof.

         4. DEVELOPMENT ASSISTANCE

         Licensee shall provide a team of its employees, including a brand manager and a designer, specifically dedicated to performing research, design and development functions under this Agreement relating to the Licensed Products. Such employees shall be required to execute agreements effecting assignment of Assignable Intellectual Property (as defined in Section 5 below) to Timberland and undertaking obligations of confidentiality and non-competition similar to those agreed to by the parties to this Agreement.

         5. OWNERSHIP OF DESIGNS AND OTHER INTELLECTUAL PROPERTY

         Licensee agrees that with respect to any developments or innovations in technology, used or useable in eyewear and eyewear related accessories, all designs, inventions, discoveries, developments, improvements, methods, processes, know-how, compositions, works, concepts and ideas (whether or not patentable or capable of trade secret or copyright protection) (together, referred to as "Technology Intellectual Property") created, developed or reduced to practice by Timberland (whether alone or with others, not including Licensee), shall be the sole property of Timberland. All Technology Intellectual Property created, developed or reduced to practice by Licensee and Timberland jointly, shall be owned jointly by DLC and Timberland. All Technology Intellectual Property created, developed or reduced to practice by Gargoyles (whether alone or with others, not including Timberland), shall be the sole property of Gargoyles. Notwithstanding the foregoing, (a) all Technology Intellectual Property created, developed or reduced to practice by Licensee (with or without

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Timberland), in the course of researching designing, developing, manufacturing, sourcing, modifying, improving or altering models of eyewear of related accessories in an attempt to create Licensed Products shall be used exclusively in the research, design, development, manufacture or sourcing of Licensed Products during the Term; (b) following expiration of the Term, either Licensee or Timberland may license to other Persons any Technology Intellectual Property created, developed or reduced to practice by Licensee and Timberland jointly, so long as Timberland or Licensee, as the case may be, approves of such proposed licensee and Licensee and Timberland share equally any royalties paid by such licensee; and (c) following expiration of the Term, Timberland shall have a non-exclusive, royalty-free, perpetual license to use all Technology Intellectual Property created, developed or reduced to practice by Licensee (whether alone or with others, not including Timberland) in connection with the Licensed Products.

         Licensee agrees that, all designs, trade-dress, design patents, other identifying marks, and design related concepts and ideas (whether or not patentable or capable of trade secret or copyright protection) created, developed or reduced to practice by Licensee or Timberland (whether alone, jointly or with others) in the course of researching, designing, developing, manufacturing, sourcing, modifying, improving or altering models of eyewear or related accessories in an attempt to create Licensed Products (together, referred to as the "Design Intellectual Property") shall be the sole property of Timberland and shall be used by Licensee exclusively for the Licensed Products.

         Licensee shall promptly and fully disclose any Technology Intellectual Property or Design Intellectual Property created, developed or reduced to practice by Licensee and hereby assigns and agrees to assign to Timberland, or its designees, its full right, title and interest in and to all Design Intellectual Property. Licensee agrees that, both during and after the Term, Licensee shall, at Timberland's request and expense, execute any and all applications for patents, copyrights or other rights and otherwise provide assistance to assign the Design Intellectual Property to Timberland and to permit Timberland to enforce any patents, copyrights or other rights in and to both the Design Intellectual Property and the Technology Intellectual Property. All copyrightable works of Design Intellectual Property that Licensee creates shall be considered "works made for hire."

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         6. DEVELOPMENT SCHEDULES

         The parties agree that (i) Introduction of Sunglass Products shall occur in the Territory between [*] and [*] and (ii) Introduction of Ophthalmic Products shall occur within 12 months of Timberland's written consent, in each case with respect to the Licensed Products scheduled for introduction on such date as set forth in Exhibit 6. In addition to the foregoing, the parties agree to use their best efforts to meet the interim deadlines set forth in the development schedules attached hereto as Exhibit 6. As soon as possible after execution of this Agreement, and from time to time throughout the Term, the parties shall agree to appropriate development schedules for further Licensed Products.

         7. DEVELOPMENT EXPENSES

         Licensee shall reimburse Timberland for all reasonable out-of-pocket expenses which may be actually incurred by Timberland or its designees in connection with Licensee's research, design and development of the Licensed Products, including, but not limited to, round trip transportation costs, hotel and meal charges and other reasonable expenses. Expenses such as production tooling and molds, material and sample costs shall be borne solely by Licensee.

LICENSING RIGHTS

         8. LICENSE

         Subject to the terms and conditions of this Agreement, Timberland hereby grants to Licensee an exclusive limited license to use the Licensed Trademarks on Licensed Products during the Term for researching, designing, developing, manufacturing, sourcing, marketing, advertising, promoting, merchandising, shipping, distributing, selling and servicing in the Territory (the "License"). Licensee shall not use the Licensed Trademarks except as expressly stated in this Agreement. All rights in and to the Licensed Trademarks not specifically granted to Licensee by this Agreement are reserved to Timberland for Timberland's own use and benefit.

         9. NO TRADEMARK SUBLICENSES

         Licensee shall not have the right to sublicense any of the Licensed Trademarks; provided, however, that (i) Timberland acknowledges the sublicense granted by this Agreement from Gargoyles to DLC and (ii) Licensee may authorize the use of the

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Licensed Trademarks during the Term by Manufacturers solely for purposes of the manufacture of Licensed Products for or on behalf of Licensee.

         10. NO LIMITATIONS ON TIMBERLAND

         Except as expressly stated in Section 8.1, nothing contained in this Agreement shall in any way restrict, impair, limit or affect Timberland's rights to use, or to permit third parties to use, the Licensed Trademarks.

         11. PROHIBITED USE OF LICENSED TRADEMARKS

         During the Term and at all times thereafter, Licensee shall not use any of the Licensed Trademarks: (a) as a portion of, or in combination with, any other trademarks; (b) as all or part of a corporate name, trade name or other designation used by Licensee to identify its products, services or business; or
(c) for any purpose other than as trademarks for the Licensed Products. At no time shall Licensee use any name, trademark, service mark, trade name, trade dress or logo in connection with the Licensed Products, which use, and the size, placement and form of which, have not been approved in writing in advance by Timberland, except as required by applicable law.

         12. OWNERSHIP OF LICENSED TRADEMARKS

         Licensee acknowledges that Timberland has sole and exclusive ownership of all right, title and interest in and to the Licensed Trademarks (including, without limitation, all registrations and applications therefor). Licensee further acknowledges, represents and warrants that it has not acquired, and shall not acquire (whether by operation of law, by this Agreement or otherwise), any right, title, interest or ownership in or to the Licensed Trademarks or any part thereof (collectively, "Ownership Rights"). Should any Ownership Rights become vested in Licensee, Licensee agrees to assign, and hereby assigns, such Ownership Rights to Timberland free of additional consideration. Licensee shall provide and execute all documents necessary, in Timberland's sole opinion, to effectuate and record each such assignment to Timberland. Licensee recognizes the value of the goodwill associated with the Licensed Trademarks and acknowledges that all rights therein belong exclusively to Timberland and further acknowledges that the Licensed Trademarks have acquired secondary meaning in the mind of the public. All use of the Licensed Trademarks and all goodwill and benefit arising from such use shall inure to the sole and exclusive benefit of Timberland. Licensee shall not, during the Term or at any time thereafter, do anything which, in Timberland's sole judgment, could in any way damage, injure or impair the validity and subsistence of the Licensed Trademarks. Licensee shall not attack, dispute or challenge Timberland's Ownership Rights in or to

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the Licensed Trademarks or the validity of this Agreement, nor shall Licensee assist others in so doing. All trademarks, logos, designs, and/or slogans appearing on or in connection with the Licensed Products shall be the sole and exclusive property of Timberland.

         13. REGISTRATION AND LICENSING FORMALITIES

         Licensee shall cooperate with Timberland in the execution, filing and prosecution of any trademark or Intellectual Property applications that Timberland may desire to file. In addition, Timberland will file such trademark applications as Licensee may reasonably request at Licensee's expense. For such purpose, Licensee shall supply to Timberland, from time to time and without charge, such samples, packaging, containers, labels, tags and similar materials as Timberland may reasonably require. Licensee shall execute and deliver to Timberland, at any time (whether during or after the Term) and without further consideration, such instruments of transfer and other documents as Timberland may reasonably request for Timberland's trademark or Intellectual Property applications or to confirm Timberland's Ownership Rights. The License shall be confirmed by a separate agreement for any country within the Territory which requires such confirmation (including, without limitation, registered user agreements) or where such separate agreement is otherwise deemed appropriate by Timberland. At Timberland's request, Licensee shall execute whatever documents or forms Timberland deems necessary to confirm the License or to record Licensee as a registered user in any country in the Territory. The expiration or termination of this Agreement for any reason shall terminate, or act to terminate, all registered user and other license documents filed or recorded pursuant hereto. The parties expressly agree that all documents or forms filed or recorded with any trademark office or other authority relating to the License may be canceled by Timberland in its sole discretion to comply with Timberland's corporate policies and procedures, in the event such document or form is challenged by a third party or in the event this Agreement is terminated for any reason. Licensee hereby agrees and consents to such cancellation. If Licensee fails to execute or deliver any document or form requested or required under this Section 13 in timely fashion, Timberland may sign such document or form in Licensee's name and make appropriate disposition thereof.

         14. ALTERNATIVE MARKS

         If Timberland adopts an alternative to any Licensed Trademark in any country within the Territory for use on and in connection with the Licensed Products, then Timberland shall make such alternative mark available to Licensee pursuant to Section 8, and Licensee shall use such alternative mark (instead of such Licensed

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Trademark) in connection with the Licensed Products in such country and such alternative mark shall be deemed to be included in the definition of "Licensed Trademarks" hereunder.

         15. INFRINGEMENTS

         Licensee shall inform Timberland forthwith if Licensee learns of any goods or activities which infringe (or may infringe) the Licensed Products, or learns of any other infringement of the Licensed Trademarks or of any other intellectual property rights now or hereafter owned by Timberland. Licensee shall provide, at Licensee's expense, complete information, cooperation and assistance to Timberland concerning each such infringement (including, without limitation, cooperation and assistance in any further investigation or legal action). Upon learning of such infringement, Timberland shall have the right, but not the obligation, at its sole discretion and expense, to take such action as Timberland considers necessary or appropriate to enforce Timberland's rights, including, without limitation, legal action to suppress or eliminate such infringement or to settle any such dispute or action. Timberland shall also be entitled to seek and recover all costs, expenses, and damages resulting from such infringement, including, without limitation, sums which might otherwise be due to Licensee by operation of law or otherwise, and Licensee shall have no right to share in any amounts recovered by Timberland. In the event Timberland decides to take no action to enforce its rights against certain goods or activities which infringe or may infringe the Licensed Products during the term, after six months of Timberland becoming aware of the potential infringement and after written notice to the Licensee from Timberland, Licensee shall be permitted, at its own expense, to enforce such rights of Timberland provided, however, Licensee shall give Timberland at least 30 days after receipt of such written notice of its intent to enforce Timberland's rights, employ counsel which is satisfactory to Timberland, provide satisfactory periodic updates and shall not settle any such claim without the consent of Timberland, and provided, further, Timberland shall have the right to employ separate counsel and to participate in such action. Licensee shall bear the reasonable fees, costs and expenses of such separate counsel, if: (i) Timberland shall have reasonably concluded that there may be causes of action available to it which are different from or additional to those available to the Licensee (in which case the Licensee shall not have the right to direct the enforcement of Timberland's rights on behalf of Timberland); or (ii) in the exercise of Timberland's reasonable judgment, the Licensee shall not have employed satisfactory counsel to represent Timberland. In the event Licensee takes action to enforce Timberland's rights pursuant to the previous sentence and as a result of such action Licensee or Timberland recover any dollar amounts pursuant to a damage award or settlement, such dollar amounts shall be treated as follows: (i) if Timberland did not participate in such action, Licensee shall own 100% of such dollar amounts;


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(ii) if Timberland participated in such action alongside Licensee, Timberland and Licensee shall share such dollar amounts equally; and (iii) if Timberland assumes control of such action, Timberland shall own 100% of such dollar amounts.

ROYALTIES; FEES

         16.      LICENSING ADVANCE; ROYALTIES

                  16.1     ADVANCE AGAINST ROYALTIES

                  Licensee shall pay Timberland an advance of [*] upon execution of this Agreement. Such payment shall be non-refundable, but shall be credited against any royalties due under this Agreement with respect to sales made during the first quarter of the first Product Year for Sunglass Products.

                  16.2     ROYALTIES

                  Licensee shall pay to Timberland a continuing royalty of [*] of the Licensee's Net Sales (excluding sales or other dispositions to Timberland under Sections 16.4, 24 or 25. Such royalties shall accrue when the Licensed Products are booked as sales, shipped, distributed or billed, whichever occurs earliest. Notwithstanding the foregoing, if this Agreement or any License, or any of Licensee's rights or obligations under this Agreement or such License, are assigned, transferred or delegated without Timberland's prior written consent or by virtue of operation of law (collectively, an "Unauthorized Assignment"), the royalty rate set forth above shall automatically increase to [*] of such Net Sales, without derogation of any other rights, Timberland may have with respect to such Unauthorized Assignment including, without limitation, termination rights.

                  Licensee shall provide Timberland on a quarterly basis for each Product Year included in the Term, commencing with the quarter ending [*], a detailed written accounting of Licensed Products sold or otherwise disposed of during such quarter in each country or other territory included in the Territory, together with the amount of royalties due for such quarter to Timberland hereunder (the "Accounting") in the form of Exhibit 16. Except as otherwise provided in Section 21, the Accounting shall be due not later than thirty (30) days after the end of each such quarter in accordance with the provisions set forth in Section 16.3 below and shall be accompanied by payment to Timberland of the amount of the actual royalties due for such quarter.

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                  16.3 BREACH OF ROYALTY OBLIGATION

                  The failure or refusal of Licensee to timely furnish any Accounting or royalty payments within ten (10) days after receiving notice from Timberland that such Accounting payment is late shall be deemed a breach of this Agreement and shall entitle Timberland, to terminate this Agreement and the License granted hereunder pursuant to Section 37. In the event that any inconsistencies or mistakes are discovered in such statements or payments, they shall immediately be made (a) if payment is due Timberland, by wire transfer or immediately available funds to an account specified by Timberland or (b) if payment is due Licensee, by reduction of royalties to be paid to Timberland for the next quarter.

                  16.4 SALES TO TIMBERLAND

                  In the event of sales by Licensee to Timberland or any of Timberland's Affiliates, of Licensed Products for distribution through Timberland's catalog, specialty stores, factory outlets or otherwise ("Timberland Sales"), Timberland or any such Affiliate shall pay to Licensee the off standard published price for retailers of such Licensed Products less a discount of at least [*]. Payment for Timberland Sales shall be required within 60 days after the relevant invoice date. Licensed Products sold as Timberland Sales shall be pre-ticketed for resale by Timberland or any such Affiliate and shall be shipped to individual retail stores, warehouses or other distribution points as instructed by Timberland. Notwithstanding the foregoing, Timberland Sales shall always be made on pricing, payment, shipment and other terms at least as favorable to Timberland as sales of Licensed Products made to any other Person, and in allocating available Licensed Products for delivery, Licensee shall fill all Timberland Sales orders prior to allocating Licensed Products to fill orders from any other Person. Licensee shall not pay to Timberland a royalty for any Timberland Sales.

                  16.5 SALES TO DISTRIBUTORS: SALES TO INCHCAPE

                  In the event of sales to Timberland Distributors, the Distributors shall pay to Licensee the standard published price for retailers of such Licensed Products, less a discount of [*].


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                  In the event of sales to Inchcape for resale in Timberland retail stores, Inchcape shall pay to Licensee the standard published price to retail customers, less a discount of [*].

         17. MINIMUM ROYALTIES

         Licensee shall pay to Timberland royalties on Licensed Products as set forth in Section 16.2, but in no event shall the amount of such royalties actually paid to Timberland during any Product Year included in the Term be less than the minimum royalty amount agreed to by the parties under this Agreement for such year (the "Minimum Royalties"). The Minimum Royalties for each such year included in the Term shall be as set forth in Exhibit 17 hereto; provided, however, that, if any Unauthorized Assignment shall occur, such Minimum Royalties shall [*], without derogation of any other rights, Timberland may have with respect to such Unauthorized Assignment, including, without limitation, rights of termination. Licensee shall pay the Minimum Royalties according to the payment schedule set forth in Exhibit 17. Such Minimum Royalties payment shall be credited against actual royalty payments due for such year under Section 16.

         Actual royalties paid in excess of Minimum Royalties which pertain to any given Product Year included in the Term shall not accrue toward Minimum Royalties which pertain to any subsequent Product Year. Annual Minimum Royalties under this Section 17 shall be payable in full for each Product Year (or partial Product Year) included in the Term and shall not be prorated or refunded with respect to any partial Product Year remaining at the time of expiration or termination of this Agreement.

         18. MINIMUM NET SALES

         Exhibit 18 sets forth, for purposes of renewal in Section 1.2 and for purposes of calculating the average of applicable Minimum Net Sales in Section 41, the Minimum Net Sales of the Sunglass Products and the Ophthalmic Products. Timberland Sales shall be included in the calculation of Licensee's Net Sales at the price at which they were made pursuant to Section 16.4.

         19. PAYMENTS

         Unless otherwise specified in writing by Timberland, all payments by Licensee under this Agreement shall be made in U.S. Dollars to Timberland or to a bank or other organization designated by Timberland. Such payments shall be made by bank


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check, certified funds, wire transfer or corporate check (subject to collection), at the election of Timberland. When overdue, such payments shall bear interest at an annual rate of [*] (or such lower rate as may then be the highest rate legally available) from the time such payment is due until payment is received by Timberland.

         20. TAXES

         Licensee shall withhold from any royalty payments pursuant to this Agreement any sums required to be withheld on behalf of Timberland under the applicable tax laws of the Territory. Licensee shall pay such sums to the appropriate tax authorities and shall furnish Timberland with the official tax receipt or other appropriate evidence of payment issued by such authorities.

         21. PAYMENTS UPON TERMINATION

         If this Agreement is terminated for any reason before all payments hereunder have been made, Licensee shall immediately thereafter submit a report and pay to Timberland any remaining unpaid royalties accrued during the period prior to such termination. In addition to such accrued and unpaid royalties, in the event this Agreement is terminated because of Licensee's breach under any of Sections 36, 37 or 39 hereof, Licensee shall submit a report and pay to Timberland all Minimum Royalties related to the first six months from and after the date of such termination (whether or not the due date therefor has occurred).

         22. RECORDS AND RIGHT TO AUDIT: FINANCIAL STATEMENTS

                  22.1 RECORDS AND RIGHT TO AUDIT

                  Licensee shall keep accurate records of all operations affecting royalty payments and marketing related expenditures hereunder, and shall permit Timberland or its designee, upon reasonable notice, to inspect all such records and to make copies of or extracts from such records throughout the Term and for a period of two (2) years thereafter. As part of such inspection, Timberland shall have the right to have Licensee's books of accounts and records at Timberland's expense, provided, however, if any such audit reveals a payment deficiency in the amount owed to Timberland under this Agreement of five percent (5%) or more for any Product Quarter or Year included in the Term, then Licensee shall pay, in addition to such deficiency, all costs of such audit.


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                  22.2 FINANCIAL STATEMENTS

                  Each of Gargoyles and DLC shall deliver to Timberland (a) within 90 days after the end of each fiscal year, a copy of its audited balance sheet as of the end of such year, together with consolidated and consolidating statements of income and of cash flows of Licensee for such year and (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the Licensee's unaudited consolidated balance sheet as of the end of such quarter, and unaudited consolidated statements of income and cash flows of the Licensee for the fiscal quarter and for the portion of the fiscal year ending on the last day of such quarter. All such financial statements shall be prepared in accordance with generally accepted accounting principles, consistently applied, and shall be certified by the principal financial officers of Licensee that they are true and correct in all material respects as of their dates.

                  22.3 INSPECTION AND INFORMATION RIGHTS

                  Upon reasonable prior notice during Licensee's normal business hours, Licensee shall permit Timberland or any of its employees, officers, agents or representatives to visit and inspect the properties, books and records of the Licensee relating to the License, Licensed Products, or the Licensee's representations, warranties or covenants under this Agreement and to discuss the foregoing with the officers, employees and accountants of the Licensee, all at such reasonable times and as Timberland may reasonably request. In addition, upon the request of Timberland, Licensee shall provide Timberland's officers, employees or agents with complete and accurate information as Timberland may reasonably request, including without limitation information relating to order fill rates, defect rates, return rates, order backlog, sell-through data and sell-in data.

MARKETING LICENSED PRODUCTS

         23. MARKETING FUND

         With respect to each Product Year included in the Term, and with respect to each class of Licensed Products (i.e. Sunglass Products and Ophthalmic Products), Licensee shall spend on marketing, advertising and promotional activities and materials for such class of Licensed Products ("Marketing Fund Expenditures"), subject to Section 26 hereof, a dollar amount (excluding, in each case, research, salary, overhead and other administrative expenses and other indirect costs and expenses) which is at least equal to the applicable amount set forth in the table below:

Product Year                                      Marketing Fund Expenditures
- ------------                                      ---------------------------


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

During any First Product Year                [*] of the greater of Net Sales and
                                             Minimum Net Sales for such Product
                                             Year

Each Product Year thereafter                 the sum of:

                                             (i)      [*] of Minimum Net Sales for
                                                      such Product Year; plus

                                             (ii)     [*] of Net Sales in excess of
                                                      [*] but less than or equal to
                                                      [*] of Minimum Net Sales for such Product Year; plus

                                             (iii)    [*] of Net Sales in excess of
                                                      [*] of Minimum Net Sales

Each Product Year thereafter during a        the sum of:
Renewal Term                                 (i)      [*] of Minimum Net Sales for such Product Year; plus

                                             (ii)     [*] of Net Sales in excess of
                                                      [*] but less than or equal to
                                                      [*] of Minimum Net Sales for such Product Year; plus

                                             (iii)    [*] of Net Sales in excess of
                                                      [*] but less than or equal to
                                                      [*] of such Minimum Net Sales; plus

                                             (iv)     [*] of Net Sales in excess of

                                                      [*] of such Minimum Net Sales


         In the event that Net Sales of a class of Licensed Products is greater than the Minimum Net Sales of such class in any year and Licensee's Marketing Fund Expenditures for such class for such year are insufficient by not more than [*] of the required minimum amount, Licensee shall not be deemed to have breached the requirements of this Section 23, if it increases its Marketing Fund Expenditures above the minimum requirement by the dollar amount of such insufficiency within the first six months of the following Product Year.

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         Licensee shall provide satisfactory evidence of Licensee's fulfillment of its spending obligations under this Section 23. Licensee agrees that at least 65 percent of Marketing Fund Expenditures shall represent consumer marketing, subject to Section 26.

         24.      COMPLIMENTARY PRODUCTS

                  24.1     COMPLIMENTARY LICENSED PRODUCTS

                  During each Product Year included in the Term, Licensee shall provide to Timberland, free of charge, (i) five (5) units of each model and style of the Licensed Products for Timberland's advertising and promotional purposes and (ii) one representative sample set of the Licensed Products for each Timberland showroom. In addition, during each Product Year included in the Term, Licensee shall provide free of charge directly to City Year one thousand five hundred (1,500) units of performance eyewear bearing the City Year, Inc. name and logo, which units shall not count towards Licensee's Net Sales for such Product Year. License shall not pay to Timberland a royalty for such products provided to City Year free of charge.

                  24.2     PROMOTIONAL PROGRAMS

                  Licensee has the right to purchase from Timberland available products manufactured or sourced by Timberland, and Timberland has the right to purchase from Licensee the Licensed Products, in each case, (i) at standard manufacturing cost, (ii) only for award programs, (iii) the aggregate standard published price to retailer for such Licensed Products purchased by either party shall not exceed [*]% of Licensee's Net Sales for such year (or such other amount that is mutually agreed), and (iv) not in any event for resale of such products.

QUALITY CONTROL; DISTRIBUTION

         25.      QUALITY CONTROL OF LICENSED PRODUCTS

         Licensee shall assure at all times that the quality of the Licensed
Products: (a) is of a high standard consistent with the quality of Timberland products; (b) otherwise conforms to the specifications, performance standards and quality standards of Timberland and of Licensee's other premium-positioned products; and (c) is of a standard consistent with the prestige and reputation which the Licensed Trademarks have developed heretofore. Licensee additionally shall assure at all times that the Licensed Products: (i) are sourced, manufactured, labeled, distributed,



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marketed, advertised, promoted and sold in accordance with all applicable laws and regulations; and (ii) do not infringe any patents, industrial design rights, copyrights or other intellectual property rights of others.

         Before engaging in any sourcing or manufacture of the Licensed Products, Licensee shall submit to Timberland two samples of each Licensed Product proposed to be manufactured or sourced by Licensee for Timberland's approval. Timberland shall have no more than twenty (20) days after actual receipt to approve or disapprove such samples. Only approved samples shall serve as the quality standards for the functioning of the components and the design and visual appearance of such Licensed Products, and Licensee shall assure that each marketed unit of such Licensed Products meets such standards. At least once during each Product Year included in the Term (or more often, if requested by Timberland), Licensee shall submit no less than five (5) then current production samples of each model and style of the Licensed Products marketed under this Agreement, so that Timberland may assure itself of the maintenance of such quality standards. Such samples shall be submitted free of charge to Timberland, and shall be delivered to Timberland no more than sixty (60) days after the start of each Product Year included in the Term (or at such other times as may be requested by Timberland). Such samples may be retained by Timberland free of charge and shall not be counted against Timberland's allotment of complimentary Licensed Products under this Section 25. Timberland shall have the right, upon reasonable notice to Licensee, to visit and remain in the business offices and sourcing and manufacturing plants of Licensee to: (A) inspect, examine and test any merchandise, furnishings, fixtures, equipment, supplies, signs or other items used by Licensee in connection with the sourcing, manufacturing or merchandising of the Licensed Products, (B) observe the nature, quality, quantity and value of the goods sold and of the customer service rendered by Licensee pursuant to this Agreement and (C) observe the manner and method in which Licensee operates. Timberland may require Licensee to remove any item of inventory, equipment, furnishing, decor or merchandise used in connection with any display of the Licensed Products which Timberland has not approved or is not of substantially the same quality as approved. For purposes of this Section 25, Timberland shall, from time to time, inform Licensee of the one or more persons responsible for working with Licensee on these quality control matters.

         Licensee agrees that no model of Licensed Products shall be confusingly similar to other eyewear and related accessories which are then being, or have been, sourced, manufactured, marketed, advertised, promoted, merchandised, shipped, distributed or sold by Licensee.


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
         26.      QUALITY CONTROL OF MARKETING AND DISTRIBUTION

                  26.1     APPROVAL OF MARKETING PLAN AND MATERIALS

                  (a) Licensee shall submit to Timberland, for its prior approval, a written marketing plan and budget containing Licensee's proposed advertising, promotional, marketing, distribution and sales strategies and targets for the Licensed Products, substantially in the form of Exhibit 27.1 attached hereto. The first such marketing plan shall be submitted to Timberland no later than [*], and shall cover from Introduction of the Licensed Products through the end of the Initial Term. Thereafter, for each subsequent year included in the Term, Licensee shall submit an updated marketing plan to Timberland no later than the November 1 preceding the commencement of such year. Each such marketing plan shall also state the intended distribution channels and wholesale and retail accounts for each product category included in the Licensed Products. For purposes of this Section 26, Timberland shall, from time to time, inform Licensee of the one or more Persons responsible for working with Licensee on these marketing matters.

                  (b) The Marketing Plan shall assign responsibility for completing the actions set forth in the Marketing Plan. Timberland shall have absolute control over the creation and production of advertising, promotional, merchandising and other marketing materials for which Timberland is responsible. Timberland shall approve in advance all advertising, promotional, merchandising and other marketing materials for which Licensee is responsible, including without limitation: (i) all containers, packaging, labels, tags and the like;
(ii) all advertising, promotional, merchandising and other marketing materials;
(iii) all stationery, business cards and invoices; and (iv) all other transaction documents and business materials. Licensee shall submit such materials in their proposed final form to Timberland at least twenty (20) business days before the proposed publication or release of such materials. Licensee may use, free of charge, any artwork or photography owned by Timberland for purposes of marketing, advertising or promoting Licensed Products. Licensee shall pay all costs associated with obtaining the rights to use any artwork or photography in marketing materials which are not owned by Timberland.

                  (c) Licensee shall display Licensed Products at trade shows, showrooms and the like, but only within booths or separate and distinct areas displaying Timberland products and only in a manner consistent with the presentation of Timberland products. Licensee shall not display Licensed Products at trade shows, showrooms or the like at booths or in areas which include in Timberland's


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showrooms, a display of Licensed Products, and the necessary requirements of such space. Timberland will use its reasonable efforts to obtain such display space at Licensee's expense, which expense shall be approved in advance by Licensee, or to allocate such space in its showrooms.

                  26.2     APPROVAL OF DISTRIBUTION.

                  Each such Marketing Plan submitted by Licensee to Timberland pursuant to Section 26.1 shall also state the intended distribution channels and types of wholesale and retail accounts for Licensed Products based on qualitative criteria. Licensee shall not sell the Licensed Products to anyone other than those retailers and Distributors in the Territory based on qualitative criteria approved in advance and in writing by Timberland. In no event shall Licensee distribute (or permit the distribution of) any Licensed Products to any close-out dealers, brokers, mass merchandisers, discount department stores, wholesale clubs or other channels which do not specialize in the merchandising of high-quality products, unless Timberland has given its prior written consent to such distribution.

         27.      CUSTOMER AND MANUFACTURING STANDARDS

                  27.1     NO RESALE

                  Licensee and its Affiliates shall not sell Licensed Products which it knows or has reason to know are destined for resale to or in any countries or other jurisdictions outside the Territory (except in the case of European Union countries in which Licensee and its Affiliates shall not solicit sales of Licensed Products in any country or other jurisdiction outside the Territory, except to Timberland's authorized Distributors). Licensee or its Affiliate shall, to the extent not prohibited by applicable law, expressly communicate to its customers that resale of Licensed Products outside the Territory (or solicitation in the European Union countries) is prohibited and shall discontinue all direct and indirect sales of Licensed Products to any customer who violates such prohibition.

                  27.2 TIMBERLAND'S GUIDING PRINCIPLES FOR CHOOSING BUSINESS PARTNERS

                  Licensee and its Affiliates shall support Timberland's Guiding Principles for Choosing Business Partners attached hereto as Exhibit 27.2 in manufacturing or sourcing the Licensed Products.


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
         28.      REQUIRED AND OTHER MARKINGS

                  28.1     LICENSED TRADEMARKS

                  Licensee shall place and display the Licensed Trademarks on and in connection with the Licensed Products only in such form and manner as are specifically approved in writing in advance by Timberland. Without limiting the foregoing, Timberland specifically requires Licensee to cause the Licensed Trademarks to appear on, and in connection with, all Licensed Products in the form set forth in the first section of Exhibit 28.1

                  28.2     OTHER MARKINGS

                  Licensee shall also cause to appear on the Licensed Products and on (i) their containers, packaging, labels, tags, and the like, (ii) all marketing, advertising and promotional materials and (iii) all stationery, business cards, invoices and other transaction documents and business materials which display any of the Licensed Trademarks, such other legends, markings and notices as may be required by law or regulation in the Territory or as Timberland may reasonably request.

         29.      SURPLUS, OUTMODED, DEFECTIVE OR DEFICIENT LICENSED PRODUCTS

         Licensee agrees that surplus, outmoded or defective Licensed Products or Licensed Products shall not exceed [*] of the annual production authorized by Timberland for any Product Year of Licensed Products. To the extent such products exceed [*] of annual production, Timberland, at its option, may (i) purchase such excess Licensed Products at mutually agreed prices, or (ii) cause Licensee to destroy such excess Licensed Products or to alter such excess Licensed Products in order to remove the Licensed Trademarks from such Licensed Products. Timberland shall have the right to approve or disapprove the manner by which Licensee proposes to dispose of any such Licensed Products which are surplus, outmoded or defective, regardless of whether they exceed such ten percent limitation.

         With respect to any inventory of Licensed Products remaining upon the expiration or termination of this Agreement (collectively, the "Remaining Inventory"), Licensee may sell-off to third parties all or any portion of the Remaining Inventory up to an amount equal to actual sales, net of discounts, for the most recently ended calendar quarter. The period for such sell-off (the "Sell-Off Period") shall be the four (4)-month period following the expiration or termination of this Agreement.

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Licensee's proposed sell-off arrangements shall be subject to Timberland's prior written approval, shall be consistent with the reputation, prestige and goodwill of the Licensed Trademarks and shall maintain Timberland's image and reputation.

         Any such sell-off shall be subject to the following conditions: (i) Licensee shall have fulfilled all of its financial obligations to Timberland incurred prior to such expiration or termination date; (ii) the quantity of such Licensed Products in inventory on such expiration or termination date shall not be unreasonably excessive; (iii) Licensee shall furnish to Timberland, within thirty (30) days after such expiration or termination date, a written accounting (i.e., number and description) of such Licensed Products in inventory as of such date; (iv) Licensee shall continue to pay royalties pursuant to Section 16.2 with respect to such sales, which royalties shall be payable within thirty (30) days following the end of each month included in the Sell-Off Period and at the end of the Sell-Off Period; (v) earned royalties payable on such sales shall not be credited against Minimum Royalties due hereunder; and (vi) Licensee shall not advertise such sell-off of Licensed Products.

         Any Remaining Inventory which is not sold pursuant to this Section 29 shall, upon expiration of the Sell-Off Period, be, at Timberland's option, either purchased by Timberland at mutually agreed prices or destroyed or altered by Licensee in order to remove the Licensed Trademarks, and Licensee shall make no claim against Timberland for indemnification or reimbursement with respect thereto. Any destruction or alteration of Licensed Products required under this
Section 29 may, at Timberland's request, be observed or supervised by Timberland and shall be certified in writing to Timberland's satisfaction. Licensee shall use its best efforts to avoid having excessive quantities of Remaining Inventory and, without limitation, shall refrain from ordering excessive quantities of parts, components and other materials for, and from manufacturing excessive quantities of, Licensed Products.

WARRANTY, DISCLAIMER, INDEMNITY AND INSURANCE

         30.      WARRANTY

                  30.1     TIMBERLAND WARRANTY

                  Timberland represents and warrants to Licensee that: (i) it is able to enter into and perform under this Agreement; (ii) it is able to license all of Timberland's rights to the Licensed Trademarks (or such alternative marks, as applicable) in the Territory for purposes of this Agreement; and (iii) it has not made, and will not make, any commitments to others inconsistent with, or in derogation of, such rights.


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                  30.2     LICENSEE WARRANTY

                  Licensee represents and warrants to Timberland that: (i) it is able to enter into and perform under this Agreement; (ii) it has the right to use the Licensed Trademarks and any other trademarks it may use on or in connection with the Licensed Products; (iii) it has not made, and will not make, any commitments inconsistent with, or in derogation of, such rights; (iv) by entering into and performing under this Agreement it is not, and shall not be, in conflict with any prior obligations to third parties; (v) the Licensed Products and all associated materials are, and shall be, free from any claims of infringement of any third party's proprietary or other intellectual property rights (including, without limitation, trade secret, patent, copyright and trademark rights); (vi) the Licensed Products and all associated materials are, and shall be, free from defects in design, material and workmanship and are, and shall be, safe and suitable for their intended and foreseeable uses; (vii) the Licensed Products and all associated materials are, and shall be, free from any claim of product liability; and (viii) the Licensed Products and all associated materials shall meet, the requirements of all applicable statutes, rules, regulations, decrees, orders, standards and guidelines.

         31.      DISCLAIMER

         Nothing in this Agreement shall be deemed to be a representation or warranty by Timberland that the Licensed Products or Licensed Trademarks will be free from claims of infringement of the patents, trademarks, trade dress, copyrights or other intellectual property rights of any third party. Notwithstanding any other provision of this Agreement, Timberland shall have no liability whatsoever to Licensee or any other Person for, or on account of, any injury, loss or damage, of any kind or nature, sustained by, or any damage assessed or asserted against, or any other liability incurred by or imposed upon, Licensee or any other Person, arising out of or in connection with or resulting from: (a) the manufacture, use or sale of Licensed Products; (b) the use of any Confidential Information disclosed by Timberland; or (c) any advertising, promotional or merchandising activities in connection with the Licensed Products. Licensee shall hold Timberland, and each of its directors, officers, employees, agents and Affiliates, harmless in the event that Timberland, or any of its directors, officers, employees, agents or Affiliates, is held liable with respect thereto.

         32.      INDEMNITY

                  32.1     INDEMNIFICATION BY TIMBERLAND

                  Timberland shall indemnify and hold Licensee and each of its directors, officers, employees, agents and Affiliates harmless from and against any and all


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claims, actions, suits, proceedings, losses, damages and expenses (including, without limitation, reasonable attorneys', consultants' and experts' fees) (collectively, "Claims") arising out of or relating to any inaccuracy or breach of Timberland's representations, warranties, covenants or other obligations hereunder.

                  32.2 INDEMNIFICATION BY LICENSEE

                  Licensee shall indemnify and hold Timberland and each of its directors, officers, employees, agents and Affiliates harmless from and against any and all Claims arising out of or relating to: (i) any inaccuracy or breach of Licensee's representations, warranties, covenants or other obligations hereunder (including, without limitation, Licensee's representations and warranties set forth in Section 30.2); (ii) the design, development, manufacture, sourcing, marketing, advertising, promotion, merchandising, shipment, distribution, sale, servicing or use of any Licensed Products (including, without limitation, any (A) product liability claims, (B) claims of personal injury, death or property damage, (C) claims made under any guaranties made or warranties given (in each case, whether express or implied) with respect to such Licensed Products or (D) any similar or other claim based on strict liability, negligence or warranty (whether express or implied)); or (iii) any use of the Licensed Trademarks by Licensee. Licensee's obligations under this
Section 32.2 shall not be in any way limited to or restricted by (a) Licensee's available insurance coverage, notwithstanding Timberland's participation in establishing the required levels of insurance coverage, or (b) any of Timberland's prior approvals granted under this Agreement with respect to any Licensed Products.

                  32.3 INDEMNIFICATION PROCEDURES

                  Licensee shall promptly notify Timberland of any Claims against any Person arising out of or relating to any Licensed Products, including but not limited to product liability claims or other Claims relating to the research, design, development, manufacture, sourcing, marketing, advertising, promotion, merchandising, shipment, distribution, sale, servicing or use of any Licensed Product. In the event that any Claim is made as a result of which a party or any of its directors, officers, employees, agents or Affiliates (collectively, an "Indemnified Party") may become entitled to indemnification by the other party (an "Indemnifying Party") pursuant to Section
32.1 or 32.2, the Indemnifying Party shall, at its expense, have the right to participate in, and, at its option, to assume the defense of such Claim with counsel reasonably satisfactory to the Indemnified Party. Promptly upon becoming aware of such Claim, the Indemnified Party shall give the Indemnifying Party notice thereof; provided, however, that the omission so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to the Indemnified Party,


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
except to the extent that the Indemnifying Party is actually prejudiced by such omission. If the Indemnifying Party elects so to assume the defense of such Claim, following its notice of such election to the Indemnified Party, the Indemnifying Party shall not be liable to the Indemnified Party pursuant to such Section for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense of such Claim, except to the extent otherwise provided below. Any settlement of any Claim shall require the mutual consent of the Indemnifying Party and the Indemnified Party and shall include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability with respect to such Claim. Notwithstanding the right of the Indemnifying Party to assume the defense of any Claim to which the Indemnified Party may become a party or target, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such action. The Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel, if: (i) the use of the counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest; (ii) the defendants in, or targets of, such Claim include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such Claim on behalf of the Indemnified Party); (iii) in the exercise of the Indemnified Party's reasonable judgment, the Indemnifying Party shall not have employed satisfactory counsel to represent the Indemnified Party within a reasonable time after notice of the institution of such Claim; or (iv) the Indemnifying Party shall not have assumed the defense of such Claim.

         33.      INSURANCE

         DLC shall maintain, at its own expense, in full force and effect at all times during which Licensed Products are sold and if written on a "claims made" basis, for a period of six years thereafter with an insurer having a Best's rating of A or better, a commercial general liability insurance policy providing at least [*] ([*]) of coverage (including coverage for products liability), and an excess liability insurance policy providing an annual aggregate of [*] ([*]) insuring exclusively against events involving the Licensed Products (collectively, the "Required Policy"). The Required Policy must be written on either an occurrence basis or on a claims-made basis and shall name Timberland as an additional named insured. The Required Policy shall provide for at least thirty (30) days' prior written notice to Timberland of the

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cancellation or any substantial modification thereof (including, without limitation, any reduction of the aggregate limit of coverage). If Licensee cancels or substantially modifies the Required Policy or fails to keep the Required Policy in full force and effect, Timberland shall have the right, at anytime thereafter, without prejudice to its other rights, to terminate this Agreement and the Licenses, effective immediately upon notice to Licensee of such termination. Timberland shall review annually the insurance requirements pursuant to this Section 33 and, if Timberland, in its good faith business judgment based upon past claims history of DLC, dollar volume of sales or current market conditions, believes that such requirements do not adequately protect Timberland, Timberland shall have the right to require, that Licensee increase its insurance coverage to levels which Timberland, in exercising such judgment, believes will adequately protect Timberland. In addition, Timberland shall have the right, but not the obligation, to purchase such additional coverage and to be reimbursed by Licensee for all costs related thereto.

         Upon execution of this Agreement, and as Timberland may request from time to time, Licensee shall provide Timberland with certificates of insurance or copy of the policies evidencing the coverage outlined in this Section 33. Renewal certificates for such policies shall be issued at least ten (10) days prior to the policy expiration.

CONFIDENTIAL INFORMATION; NON-COMPETITION

         34.      CONFIDENTIAL INFORMATION

                  34.1     CONFIDENTIAL TREATMENT

                  The parties acknowledge that during the course of their performance under this Agreement, each party may learn Confidential Information of the other party. Each party agrees to take reasonable steps to protect such Confidential Information and further agrees that it shall not: (a) use such Confidential Information except as required in the normal and proper course of performing under this Agreement; (b) disclose such Confidential Information to a third party; or (c) allow a third party access to such Confidential Information (except as may otherwise be required by law) without, in each case, obtaining the prior written approval of the other party, provided, however, that such restrictions shall not apply to Confidential Information which a party has requested be subject to a confidentiality order but nonetheless is required to be revealed to an adjudicating body in the course of litigation. The foregoing restrictions shall continue to apply after the expiration or termination of this Agreement, regardless of the reason for such expiration or termination, and shall continue to apply for so long as the confidential nature of such information is maintained. Except as provided in Section 5, all Confidential Information is, and shall remain, the property of the party which supplied it. Each party shall take reasonable steps to mark its Confidential Information which is in written form with appropriate legends, provided, however, that the failure so to mark such Confidential Information shall not relieve the other party of its obligations hereunder.

                  34.2     FORBIDDEN USE OF TIMBERLAND'S CONFIDENTIAL
                           INFORMATION

                  Under no circumstances shall Licensee: (a) use Timberland Confidential Information in connection with products which are not Licensed Products; or (b) disclose Timberland Confidential Information to, or allow access to Timberland Confidential Information by, anyone not associated with the research, design, development or manufacture of Licensed Products.

                  34.3     PRIOR OBLIGATIONS

                  Neither party shall intentionally disclose to, or use on behalf of, the other party any information which is proprietary to a third party, unless written authorization from such third party is first obtained in form and substance satisfactory to the other party.

         35.      NON-COMPETITION

         DLC shall not, directly or indirectly, acting alone or with others, at any time during the Term, research, design, develop, manufacture, source, market, advertise, promote, merchandise, ship, distribute or sell any eyewear and related accessories other than the Licensed Products.

         Neither Licensee nor any Affiliate of Licensee shall, at any time during the Term or for six months thereafter (a) research, design, develop, manufacture, source, market, advertise, promote, merchandise, ship, distribute or sell any eyewear or related accessories which, in Timberland's reasonable opinion are based upon, are derived from or replicate any Licensed Product or
(b) market, advertise, promote, merchandise, ship, distribute or sell any eyewear or related accessories for or on behalf of any Timberland Competitor, except with Timberland's prior written consent.

         The competition prohibited by this Section 35 includes, but is not limited to, any direct or indirect, sole or joint, (i) ownership, management, operation, control or investment in the securities of (except ownership of 1% or less of the equity securities of any publicly traded company), (ii) loans or advances to, (iii) subcontract or other business relationship with, or (iv) any other connection or affiliation with, any person or entity that is engaged in, or is about to become engaged in, research, design, development of, or manufacturing, sourcing, marketing, advertising, promoting, distributing or selling, any eyewear or eyewear related accessories or any process or services related thereto, except as permitted above.

TERMINATION

         36.      TERMINATION FOR FAILURE TO INTRODUCE PRODUCTS

         If any Introduction of any Licensed Product pursuant to Section 6 does not occur within the scheduled period, Timberland shall have the right, without prejudice to any other rights it may have, at any time thereafter to terminate this Agreement, effective immediately upon giving written notice thereof to Licensee, either: (a) in its entirety and with respect to all Licensed Products; or (b) in part and only to the extent that this Agreement applies to any specific Licensed Product (if such timetable for such specific Licensed Product has not been met).

         37.      TERMINATION FOR BREACH OR NON-COMPLIANCE

         If Licensee breaches any of: (a) its trademark use obligations under
Section 11; (b) its royalty payment obligations under Sections 16 or 17; (c) its Marketing Fund Expenditures obligations under Section 23; (d) its insurance coverage obligations under Section 33; (e) its representations and warranties under Section 30.2; or (f) a breach of its obligations under the Stock Purchase Agreement or Investor Rights Agreement, Timberland shall have the right without prejudice to any other rights it may have under law, in contract or in equity for such breach, at any time thereafter to terminate this Agreement, effective immediately upon giving notice to Licensee.

         Additionally, if Licensee breaches any of its other representations, warranties or obligations under this Agreement, Timberland shall have the right, without prejudice to any other rights it may have, at any time thereafter to terminate this Agreement upon at least ten (10) days' notice to the breaching party in the case of a breach of a payment obligation, or upon at least thirty
(30) days' notice thereto in the case of any other breach, provided that such breach is continuing at the end of the relevant notice period. Such termination shall automatically become effective at the end of the applicable notice period, unless Licensee has completely remedied such breach to Timberland's reasonable satisfaction within such applicable notice period.

         38.      TERMINATION DUE TO INSOLVENCY

         If Licensee: (a) commences or becomes the subject of any case or proceeding under the bankruptcy, insolvency or equivalent laws of any country in the Territory;

(b) has appointed for it or for any substantial part of its property a court-appointed receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official; (c) makes an assignment for the benefit of its creditors; (d) defaults on any obligation which is secured, in whole or in part, by a security interest in the Licensed Products; (e) fails generally to pay its debts as they become due; or (f) takes corporate action in furtherance of any of the foregoing (collectively, herein referred to as "Events of Insolvency"), then, in each case, Licensee shall immediately give notice of such event to Timberland. Whether or not such notice is given, Timberland shall have the right, to the fullest extent permitted under applicable law, following the occurrence of any Event of Insolvency and without prejudice to any other rights Timberland may have, at any time thereafter to terminate this Agreement and the Licenses, effective immediately upon giving notice to Licensee.

         39.      TERMINATION UPON CHANGE OF BUSINESS

         If (a) Licensee sells, or otherwise disposes of, all or substantially all of Licensee's business or assets to a third party or parties, (b) effective control of Licensee is transferred (and in the case of (a) or (b)) whether in a single transaction or in a series of transactions, and whether directly or indirectly, or (c) if there is a material adverse change in the business, financial condition or prospects of Licensee, then Timberland shall have the right, without prejudice to any other rights it may have, at any time thereafter to terminate this Agreement, effective immediately upon giving notice to Licensee.

         40.      TERMINATION UPON LOSS OF KEY PERSONNEL

         It is understood and agreed that the active participation of Douglas W. Lauer in Licensee's business affairs, and his active participation in the performance of Licensee's obligations hereunder, are a vital part of this Agreement. In the event of his death or incapacity or, in the event that he shall engage, whether directly or indirectly, in any business activity other than the active and full-time management and operations of DLC, Timberland shall have the right, without prejudice to any other rights it may have, at any time thereafter to terminate this Agreement, effective immediately upon giving notice to Licensee; provided, however, that (a) after the calendar year 1996, in the event of Mr. Lauer's death or incapacity, Timberland may approve of a replacement of Mr. Lauer if it determines, in its reasonable judgment that the proposed replacement is sufficiently skilled, experienced and compatible with the Timberland culture and (b) after the first two years of the Initial Term, Timberland may approve of a replacement of Mr. Lauer only with respect to his active participation in the production of License Products (provided that Mr. Lauer must continue throughout the Term to act as President and Chief Executive Officer of DLC and to provide at least 20 hours of service per week to DLC in such capacity), and provided, further, that throughout the Term, Mr. Lauer is permitted to participate in senior management level strategic decisions of Gargoyles but not to assume any line responsibility.

         41.      TERMINATION FOR FAILURE TO SELL SUFFICIENT QUANTITIES

         If the average of Licensee's actual Net Sales for any two consecutive Product Years is less than the average of the applicable Minimum Net Sales of Licensed Products for such Product Years, as set forth on Exhibit 18 hereto, Timberland shall have the right, without prejudice to any other rights it may have, at any time thereafter to terminate this Agreement, either: (a) in its entirety and with respect to all Licensed Products; or (b) in part and only to the extent that this Agreement applies to certain Licensed Products or certain countries or territories included in the Territory, as specified by Timberland. Such termination shall be effective immediately upon giving notice to Licensee.

         42.      NO RIGHTS AFTER TERM

         Licensee understands and acknowledges that, with the exception of its surviving rights as described in Section 47, no rights under this Agreement whatsoever shall extend to Licensee beyond the expiration or termination of this Agreement. Licensee shall not be entitled to any compensatory payment in connection with the expiration or termination of this Agreement or the License granted hereunder for any reason.

         43.      AUTOMATIC EXPIRATION OR TERMINATION OF LICENSE

         The License shall automatically expire or terminate upon the expiration or termination of this Agreement for any reason; provided, however, that if Timberland shall have terminated this Agreement only with respect to certain Licensed Products or certain countries or territories within the Territory pursuant to Section 37 or Section 42, then the License shall, accordingly, automatically terminate only with respect to the same products or countries and territories (as the case may be). Subject only to Section 29, upon such expiration or termination, Licensee shall immediately cease all use of the License and shall, at Timberland's request, take all steps and actions as Timberland may deem necessary to reflect or confirm such expiration or termination and surrender of Licensee's rights to use same.

         44.      RETURN OF PROPERTY

         Each party shall return to the other, promptly upon the expiration or termination of this Agreement, or at any other time when requested, any and all property of the other party (including, but not limited to, all Confidential Information and copies thereof); provided, however, that Timberland shall have the right to retain free of charge any samples supplied to it under Section 24 of this Agreement and any complimentary products supplied to it under Section 23 of this Agreement.

ADDITIONAL MISCELLANEOUS TERMS

         45.      APPROVALS, ETC.

         All approvals required or given pursuant to this Agreement shall be in writing. Timberland's approval of Licensed Product samples, artwork or advertising, promotional or marketing materials shall not be construed to mean that Timberland has determined that such items conform to the laws or regulations of any jurisdiction or, in the case of Licensed Product samples, that such samples are safe or fit for their intended purpose. Timberland may revoke its approval of a Licensed Product sample at any time, if the Licensed Product subsequently is determined by Timberland to be ineffective for its intended purpose, unsafe or deficient in quality. Additionally, if, following approval of any item for which approval is required under this Agreement, any significantly unfavorable publicity or claim should arise or be made in relation to such item, Timberland shall have the right to revoke its approval of such item. In the event of any revocation of Timberland's approval hereunder, Licensee shall immediately thereafter discontinue its manufacture, distribution, sale, use and publication of such item. After Timberland has approved any item for which approval is required under this Agreement, Licensee shall not make any material change in or to such approved item without again obtaining Timberland's prior written approval.

         In the event that Licensee shall experience any Event of Insolvency (as defined in Section 38) or in the event Timberland determines that Licensed Products sold by Licensee are defective or unsafe, Timberland shall have the right (but shall not be obligated) to require the recall of any Licensed Product which is, or may be, defective or unsafe, provided, however, that such recall (or failure so to recall) shall not relieve Licensee of its indemnification obligations pursuant to Section 32.

         46.      INDEPENDENCE OF THE PARTIES

         Neither Licensee nor Timberland shall be construed to be the agent of the other in any respect. The parties have entered into this Agreement as independent contractors only, and nothing herein shall be construed to place the parties in the relationship of partners, joint venturers, agency or legal representation. Neither Licensee nor Timberland shall have the authority to obligate or bind the other in any manner as to any third party. Other than with Timberland, nothing contained herein shall be construed to restrict Licensee's ability to set its prices with respect to unaffiliated third parties.

         47.      SURVIVORSHIP

         All rights and obligations of the parties which, by their express terms or nature or those arising under Sections 5, 11, 12, 13, 15, 16, 17, 19, 20, 21, 22, 29, 30, 31, 32, 33, 34, 35, 42, 44, 46, 56, 57 and this Section 47 (together with the defined terms or other references used in such sections) of this Agreement, shall survive the expiration or termination of this Agreement and shall continue until fully performed.

         48.      ENTIRE AGREEMENT

         This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements, understandings, commitments, negotiations and discussions with respect thereto, whether oral or written.

         49.      HEADINGS

         Headings and subheadings in this Agreement are included solely for convenience of reference and shall not affect the interpretation of, or be considered a part of, this Agreement.

         50.      AMENDMENT

         This Agreement may not be amended or modified in any respect, except in writing signed by all parties.

         51.      WAIVER

         The failure of any party to insist upon strict adherence to any provision of this Agreement on any occasion shall not be considered a waiver of such party's right to insist upon strict adherence to such provision thereafter or to any other provision of this Agreement in any instance. Any waiver shall be in writing signed by the party against whom such waiver is sought to be enforced.

         52.      ASSIGNABILITY; SUCCESSORS AND ASSIGNS

         This Agreement and the Licenses are personal to Licensee. Licensee shall not assign or transfer any of its rights or delegate any of its obligations under this Agreement or the Licenses, without the prior written consent of Timberland. Any attempted assignment, transfer or delegation in violation of this Section 52 or by virtue of the operation of law shall be null and void and of no effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties' respective successors and permitted assigns.

         For purposes of this Section 52, a "transfer" shall include, without limitation, the following actions by Licensee (whether effected in a single transaction or in a series of related transactions, and whether effected directly or indirectly): (a) the sale or other disposition of all or substantially all of Licensee's business or assets (except for "ordinary course" inventory sales); and (b) the transfer of effective voting or other business control of Licensee; provided, however, that Gargoyles may transfer its sub-license from DLC to a wholly-owned subsidiary of Gargoyles into which DLC is to merge in accordance with section 6 of the Investor Rights Agreement.

         53.      REFORMATION; SEVERABILITY

         The provisions of this Agreement shall be severable. If a court of competent jurisdiction shall declare any provision of this Agreement invalid, illegally or unenforceable, the other provisions hereof shall remain in full force and effect, and such court shall be empowered to modify, if possible, such invalid, illegal or unenforceable provision to the extent necessary to make it valid and enforceable to the maximum extent possible.

         54.      EQUITABLE RELIEF

         Licensee acknowledges and agrees that: (a) its failure to perform its obligations under this Agreement and its breach of any provision hereof, in any instance, shall result in immediate and irreparable damage to Timberland; (b) no adequate remedy at law exists for such damage; and (c) in the event of such failure or breach, Timberland shall be entitled to equitable relief by way of temporary, preliminary and permanent injunctions, and such other and further relief as any court of competent jurisdiction may deem just and proper, in addition to, and without prejudice to, any other relief whether in law or in equity to which Timberland may be entitled.

         55.      GOVERNING LAW AND JURISDICTION

         This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of New Hampshire applicable to agreements made and to be performed entirely therein. Licensee hereby consents to the non-exclusive jurisdiction of the courts of the State of New Hampshire and of the United States District Court for the District of New Hampshire for resolution of all claims, differences and disputes which the parties may have regarding this Agreement. Any judgment or other decision of any such court shall be enforceable, without further proceedings, against the named party anywhere in the world where such party is located, does business or has assets.

         56.      DELIVERY OF MATERIALS; NOTICES, ETC.

         Materials required to be delivered to any party hereunder shall be delivered to the address given below for such party. Unless otherwise expressly stated in this Agreement, any notice, accounting statement, consent, approval or other communication under this Agreement shall be in writing and shall be considered given: (a) upon personal delivery or delivery by telecopier (with confirmation of receipt by receiver), (b) two (2) business days after being deposited with an "overnight" courier or "express mail" service, or (c) seven
(7) business days after being mailed by registered or certified first class mail, return receipt requested, in each case addressed to the notified party at its address set forth below (or at such other address as such party may specify by notice to the others delivered in accordance with this Section 58):

         If to Timberland:

                                    The Timberland Company
                                    200 Domain Drive
                                    Stratham, NH 03885
                                    Attn:  Kenneth Pucker, Vice President
                                    Fax No.: (603) 773-1640

         copy to:                   The Timberland Company
                                    200 Domain Drive
                                    Stratham, NH 03885
                                    Attn: Jane Owens
                                    Fax No.: (603) 773-1640

If to Licensee:                     Gargoyles
                                    5866 S. 194th Street
                                    Kent, Washington 98032
                                    Attn: Douglas B. Hauff
                                    Fax No.: (206) 872-3468

                                    The D.W. Lauer Company
                                    120 Emerald Drive
                                    Attn:            Douglas W. Lauer
                                    Danville, California 94526
                                    Fax No.: (510) 831-9110

         57.      CONFIDENTIALITY OF AGREEMENT

         Except as required by order of a court or government agency of competent jurisdiction, this Agreement and its provisions shall be considered Confidential Information. Timberland and Licensee shall jointly develop and agree upon any press releases or other public statements to the media to be released upon or after execution of this Agreement with respect to the financial terms herein.

         58.      AUTHORIZATION AND ABILITY TO EXECUTE

         Each party represents that its undersigned officer is duly authorized to sign this Agreement on its behalf.

                                LICENSE AGREEMENT

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

                                      THE TIMBERLAND COMPANY

                                      By:      /s/ Jeffrey B. Swartz
                                               ---------------------------------
                                      Name (Print): Jeffrey B. Swartz
                                                    ----------------------------
                                      Title:   Executive Vice President and
                                               ---------------------------------
                                               Chief Operating Officer
                                               ---------------------------------

                                      GARGOYLES, INC.

                                      By:      /s/  Douglas B. Hauff
                                               ---------------------------------
                                      Name (Print): Douglas B. Hauff
                                                    ----------------------------
                                      Title:   President
                                               ---------------------------------

                                      THE D.W. LAUER COMPANY

                                      By:      /s/  Douglas W. Lauer
                                               ---------------------------------
                                      Name (Print):    Douglas W. Lauer
                                                    ----------------------------
                                      Title:   President & CEO
                                               ---------------------------------